Exhibit 99.1

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
10-003		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES FOURTH QUARTER 2009 RESULTS

February 11, 2010 — Covington, Louisiana, Who Dat Nation — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the fourth quarter ended December 31, 2009. Following are highlights for this period and the Company’s future outlook:

•	Company initiates 2010 EBITDA and earnings guidance

•	Contract backlog for new generation OSV vessel-days at 56% for 2010, up from 40% as of 3Q 2009

•	Vessel-stacking and fleet rationalization strategy saves $32.1 million in 2009 cash operating expenses

•	Cost-cutting initiatives contribute to lowering G&A to 8.5% of 4Q 2009 revenues, below guidance of 9% to 10%

•	Eight new gen OSVs set to mobilize to Latin America in 1H 2010 to commence multi-year charters

•	Two DP-2 new gen OSVs were placed in service during early 1Q 2010 under fourth OSV newbuild program

•	Only two DP-2 new gen OSVs remain under fourth OSV newbuild program to be placed in service during 2010

•	DP-2 HOS Strongline, the fourth and final vessel under MPSV program to be placed in service in March 2010

Fourth quarter 2009 revenues decreased 27.0% to $88.3 million compared to $121.0 million for the fourth quarter of 2008 and decreased 2.0% compared to $90.1 million for the third quarter of 2009. Operating income was $24.2 million, or 27.4% of revenues, for the fourth quarter of 2009 compared to $56.5 million, or 46.7% of revenues, for the prior-year quarter; and $27.1 million, or 30.1% of revenues, for the third quarter of 2009. Net income for the fourth quarter of 2009 was $9.3 million, or $0.34 per diluted share, compared to $34.6 million, or $1.29 per diluted share for the year-ago quarter; and $13.8 million, or $0.51 per diluted share for the third quarter of 2009. EBITDA for the fourth quarter of 2009 was $41.2 million compared to fourth quarter 2008 EBITDA of $70.5 million and third quarter 2009 EBITDA of $43.6 million. The year-over-year decrease in revenues, operating income and EBITDA was primarily due to a substantial decline in fleetwide average dayrates and utilization for both of the Company’s segments. Included in fourth quarter 2009 results was a $0.8 million ($0.5 million after-tax, or $0.02 per diluted share) gain on the sale of six single-hulled tank barges for net cash proceeds of $3.5 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

103 Northpark Boulevard, Suite 300 Covington, Louisiana 70433	Phone: (985) 727-2000 Fax: (985) 727-2006

Upstream Segment. Revenues from the Upstream segment were $78.7 million for the fourth quarter of 2009, a decrease of $21.2 million, or 21.2%, from $99.9 million for the same period in 2008 and an increase of $5.0 million, or 6.8%, over $73.7 million for the third quarter of 2009. The vessels placed in service since the fourth quarter of 2008 under the Company’s ongoing newbuild and conversion programs accounted for an $18.4 million year-over-year increase in Upstream revenues. These incremental revenues were offset by a $34.4 million year-over-year decrease in revenue from lower effective dayrates for the Company’s new generation offshore supply vessels (“OSVs”) that were in service since September 30, 2008. In addition, the Company experienced a $5.2 million decrease in revenue from the Company’s non-core conventional OSVs that were in service during the quarter ended December 31, 2008, but which were either stacked or sold on various dates since then. Continued soft OSV market conditions in the U.S. Gulf of Mexico (“GoM”) contributed to Upstream operating income decreasing 48.3% to $27.5 million, or 35.0% of revenues, for the fourth quarter of 2009 from $53.2 million, or 53.2% of revenues, for the fourth quarter of 2008. Excluding roughly $4.0 million of revenue recognized during the fourth quarter of 2009 related to the final settlement of the Superior Offshore litigation in December, the Company’s Upstream revenue and operating margin was in-line with the third quarter of 2009. The weak demand for new generation OSVs led to the Company’s decision to stack ten of these OSVs on various dates since May 2009. In December 2009, two of the previously stacked 200 class vessels were returned to active status and mobilized to Latin America for a long-term contract. Average new generation OSV dayrates for the fourth quarter of 2009 declined to $19,880 compared to $24,385 for the same period in 2008 and $20,915 for the third quarter of 2009. New generation OSV utilization was 73.1% for the fourth quarter of 2009 compared to 96.4% for the same period in 2008 and 71.9% in the third quarter of 2009. Effective new generation OSV utilization for the Company’s active fleet, which excludes the impact of stacked vessels, was 89.2% for the fourth quarter of 2009 compared to 83.2% for the third quarter of 2009.

Downstream Segment. Revenues from the Downstream segment of $9.6 million for the fourth quarter of 2009 decreased by $11.5 million, or 54.5%, compared to $21.1 million for the same period in 2008. Downstream revenues were unfavorably impacted by continued lower demand for the Company’s ocean-going tug and tank barge (“TTB”) equipment, which was primarily driven by soft market conditions. These conditions resulted in the stacking of all of the Company’s single-hulled tank barges on various dates since the second quarter of 2008. The Company’s double-hulled tank barge average dayrates were $16,210 for the fourth quarter of 2009 compared to $20,157 for the same period in 2008. Utilization for the double-hulled tank barge fleet was 71.5% for the fourth quarter of 2009 compared to 75.6% for the same period in 2008. The decrease in the Company’s double-hulled tank barge utilization was the result of the continued decline in market demand for double-hulled equipment, particularly black-oil barges, driven by the current economic slowdown. The supply-demand imbalance was further affected by the industry’s delivery of approximately 1.1 million barrels of newbuild double-hulled tank barge capacity during 2009.

General and Administrative (“G&A”). G&A expenses of $7.5 million for the fourth quarter of 2009 were 8.5% of revenues compared to $10.4 million, or 8.6% of revenues, for the fourth quarter of 2008. Due to proactive cost-cutting measures and despite lower revenues, fourth quarter G&A expense margin was at the low end of the Company’s 2009 annual guidance range of 8% to 10% of revenues. The Company allocated 84% of its fourth quarter G&A expenses to the Upstream segment and 16% to the Downstream segment.

Depreciation and Amortization. Depreciation and amortization expense was $17.4 million for the fourth quarter of 2009, or $3.4 million higher than the fourth quarter of 2008. This increase was due to the incremental depreciation related to the full- or partial-quarter contribution from eight new generation OSVs and two MPSVs that were placed in service since the fourth quarter of 2008, partially offset by the reduction in depreciation and amortization following the sale of seven conventional OSVs, six single-hulled tank barges and one older, lower-horsepower tug on various dates during 2008 and 2009. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels remaining under the Company’s current newbuild and conversion programs are placed in service and when these and any other recently acquired and newly constructed vessels undergo their initial 30-month and 60-month recertifications.

Interest Expense. Interest expense increased $5.5 million during the three months ended December 31, 2009 compared to the same period in 2008. The increase in interest expense is primarily attributable to a decrease in capitalized interest costs and additional interest costs related to the Company’s new $250.0 million of 8.000% senior notes due 2017 issued in August 2009. The Company capitalized construction period interest of $23.8 million for 2009, which represents roughly 53% of its total interest costs for the year. With its newbuild and conversion programs scheduled to be completed during 2010, the Company expects to capitalize construction period interest of only 6%, or $3.3 million, of its total interest costs for 2010.

Annual 2009 Results

Revenues for 2009 decreased 10.7% to $385.9 million compared to $432.1 million for 2008. Operating income was $101.7 million, or 26.4% of revenues, for 2009 compared to $186.8 million, or 43.2% of revenues, for 2008. Net income for 2009 decreased 56.5% to $50.4 million, or $1.87 per diluted share, compared to net income of $115.8 million, or $4.29 per diluted share, for 2008. EBITDA for 2009 was $194.5 million compared to 2008 EBITDA of $239.0 million. Excluding the second quarter 2009 Downstream non-cash impairment charges of $26.7 million, or $0.62 per diluted share, operating income, operating margin, net income and diluted EPS for 2009 were $128.4 million, 33.3%, $67.1 million and $2.49 per share, respectively. The decrease in revenues compared to the prior-year period is due to a market-driven decline in effective dayrates for vessels that were operating during both 2008 and 2009, partially offset by the incremental contribution of vessels added to the Company’s fleet since the fourth quarter of 2008. The Company has been able to mitigate the impact of lower revenues by cutting or deferring costs resulting in year-over-year operating expense savings of $45.3 million. These cost savings have been generated principally through headcount reductions achieved by stacking under-utilized vessels and selling certain non-core vessels, among other measures. The Company’s operating income, EBITDA and net income for 2009 included a $1.1 million ($0.7 million after-tax, or $0.03 per diluted share) gain on the sale of six single-hulled tank barges, one older, lower-horsepower tug and three conventional OSVs. In 2008, the Company’s operating income, EBITDA and net income included a gain on the sale of four conventional OSVs of $8.4 million ($5.4 million after-tax, or $0.20 per diluted share).

Recent Developments

Accounting for Convertible Senior Notes. In accordance with the required change in method of accounting for convertible debt instruments issued by the Financial Accounting Standards Board, effective January 1, 2009, the Company recorded incremental non-cash original issue discount (“OID”) interest expense, net of capitalized interest, of $1.5 million for the fourth quarter of 2009, or $0.03 per diluted share, and recorded $4.5 million, or $0.10 per diluted share, of such interest for the full-year 2009. In addition, this new accounting treatment required a retrospective application to the Company’s historical financial results, including long-term debt and stockholders’ equity. For the three-month and twelve-month periods ended December 31, 2008, incremental non-cash OID interest expense, net of capitalized interest, was $0.7 million, or $0.02 per diluted share, and $2.0 million, or $0.05 per diluted share, respectively, for each such period.

Favorable Settlement of Superior Offshore Bankruptcy Litigation. In December 2009, the Company resolved outstanding litigation pending in the Superior Offshore bankruptcy case. As a result of the settlement, the Company achieved a recovery of 92.3% of its total claims, which resulted in the collection of an incremental $7.9 million in cash from the bankruptcy estate and incremental revenue recognition of $4.0 million in December.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, divestitures, unexpected vessel repairs and shipyard delays, business combinations, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Annual 2010 Guidance. The Company expects total EBITDA for fiscal 2010 to range between $160.0 million and $200.0 million and expects full-year diluted EPS for fiscal 2010 to range between $0.58 and $1.50. Excluding incremental non-cash OID interest expense related to the Company’s convertible senior notes, adjusted EPS for fiscal 2010 is expected to range between $0.81 and $1.73.

Pro Forma Run-Rate Guidance. The two pro forma run-rate illustrations provided in the attached data tables, and further described in Note 11, are intended to demonstrate the hypothetical earnings power of the Company’s full-fleet complement under different market conditions and do not reflect actual or projected results for any period.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, assumes a continuation throughout 2010 of market conditions that prevailed during the second half of 2009 for each of the Company’s business segments.

The Company’s full-year 2010 Upstream guidance includes a partial-year contribution from additional vessels to be delivered under its MPSV program and its fourth OSV newbuild program in accordance with the estimated newbuild delivery expectations discussed below and gives effect to eight new generation OSVs and three conventional OSVs being stacked throughout 2010. The Company expects to own 51 new generation OSVs as of December 31, 2010. The vessel additions under the fourth OSV newbuild program should result in a projected average new generation OSV fleet complement of 49.9 vessels for the fiscal year 2010, which includes eight stacked vessels. Accordingly, the Company’s active fleet of new generation OSVs, which averaged 39.2 vessels for 2009, is expected to average 41.9 vessels for 2010.

Fleetwide average new generation OSV dayrates are anticipated to be in the $18,000 to $20,000 range and fleetwide new generation OSV utilization for the 49.9-vessel fleet is anticipated to average in the low to mid-70% range during the 2010 guidance period. This average utilization estimate allows for approximately 440 days of aggregate downtime related to customer-required modifications and pre-positioning of the eight vessels expected to mobilize to Latin America during the first half of 2010 for multi-year charters.

With the DP-2 HOS Strongline expected to be placed in service in early-March 2010, the Company plans to own and operate an average MPSV fleet complement of 3.8 vessels in the spot market for the fiscal year 2010. However, the DP-3 HOS Achiever is expected to incur roughly 110 days out-of-service during the first half of 2010 for the installation of a 100-ton crane, reducing the effective fleet complement for the year to 3.5 vessel-equivalents, up from 1.8 vessels in 2009. Based on the Company’s current spot dayrate and utilization assumptions for its four MPSVs, these vessels are expected to produce EBITDA in the range of 20% to 30% of the mid-point of the company-wide fiscal 2010 guidance range compared to approximately 15% of the Company’s actual EBITDA for fiscal 2009.

The 2010 Downstream guidance reflects an operating fleet comprised solely of nine double-hulled tank barges and ten ocean-going tugs for the fiscal year 2010. These vessels are projected to contribute EBITDA in the range of 3% to 6% of the mid-point of the company-wide fiscal 2010 guidance range compared to approximately 8% of the Company’s actual EBITDA for fiscal 2009.

The Company expects that cash operating expenses per OSV vessel-day in fiscal 2010 will be in-line with fiscal 2009 levels for vessels that were in service for each of the past two years, excluding contract-related costs recoverable through higher dayrates or other revenue. The Company has mitigated the adverse impact of revenue decreases on its operating margins by stacking under-utilized vessels, which has resulted in significant additional operating cost savings and lowered the Company’s operating risk profile. The Company will consider stacking additional vessels in each of its operating segments during 2010, if necessary, to deter further operating margin declines.

G&A expenses are expected to be in the range of 9% to 11% of revenues for the 2010 guidance period. The projected annual stock-based compensation expense, depreciation, amortization and net interest expense that underpin the Company’s diluted EPS guidance for the full-year 2010 are included in the attached data tables. Projected quarterly stock-based compensation expense, depreciation, amortization and net interest expense for the quarter ending March 31, 2010 are expected to be $2.8 million, $14.1 million, $4.7 million and $11.9 million, respectively. The Company’s annual effective tax rate is expected to be 36.9% for fiscal 2010.

Capital Expenditures Outlook

Update on Maintenance and Other Capital Expenditures. Please refer to the attached data table for a summary, by period, of historical and projected data for maintenance and other capital expenditures. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend a vessel’s economic useful life. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as cranes, remotely operated vehicles (“ROVs”) and other specialized vessel equipment, which costs are typically included in and offset by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities or leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects maintenance capital expenditures and other capital expenditures to be approximately $23.4 million and $18.4 million, respectively, for the full-year 2010. Over the next few years beyond 2010, the Company expects that its annually recurring maintenance capital expenditure budget for its growing fleet of vessels will range between $35.0 million and $45.0 million per year.

Update on MPSV Program. The Company’s MPSV program consisted of the conversion of two U.S.-flagged coastwise sulfur tankers at domestic shipyards into 370 class DP-2 new generation MPSVs and the construction of two 430 class DP-3 new generation MPSV newbuilds in foreign shipyards. The HOS Iron Horse, the second 430 class DP-3 MPSV delivered under this program, was placed in service in December 2009. The final vessel to be delivered under this program, the 370 class DP-2 MPSV, HOS Strongline, is expected to be placed in service in March 2010. Based on internal estimates, the aggregate cost of this program is expected to be approximately $490.0 million. From the inception of this program through December 31, 2009, the Company has incurred $484.6 million, or 98.9%, of total expected project costs, including $13.8 million incurred during the fourth quarter of 2009.

Update on OSV Newbuild Program #4. The Company’s fourth OSV newbuild program consisted of vessel construction contracts with three domestic shipyards to build six 240 ED class OSVs, nine 250 EDF class OSVs and one 290 class OSV, respectively. Fourteen of these 16 new generation DP-2 OSVs have already been added to the Company’s Upstream fleet on various dates since May 2008, including the HOS Sweet Water, the sixth and final 240 ED class OSV delivered under this program, which was placed in service in the GoM spot market in December 2009; and the HOS Arrowhead, the sixth 250 EDF class OSV delivered under this program, which commenced operations in January 2010 under a multi-year charter performing military support services. The HOS Pinnacle, the seventh 250 EDF class OSV delivered under this program was placed in service during February 2010. The remaining two OSVs under this newbuild program are expected to be placed in service in May and August 2010, respectively. Inclusive of the vessel deliveries referred to above, the aggregate cost of this program is expected to be approximately $445.0 million. From the inception of this program through December 31, 2009, the Company has incurred $405.9 million, or 91.2%, of total expected project costs, including $23.6 million incurred during the fourth quarter of 2009.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the contracted growth initiatives outlined above. All of the above capital costs and delivery date estimates for contracted growth initiatives are based on the latest available information and are subject to change. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its fourth quarter 2009 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, February 11, 2010. To participate in the call, dial (480) 629-9819 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through February 18, 2010, and may be accessed by calling (303) 590-3030 and using the pass code 4205232#.

Attached Data Tables

The Company has posted an electronic version of the following three pages of data tables, which are downloadable in Microsoft Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. Hornbeck Offshore currently owns a fleet of over 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” or “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, which include: the Company’s inability to successfully or timely complete its remaining vessel construction programs; less than anticipated success in marketing and operating its MPSVs; further weakening of demand for the Company’s services; inability to effectively curtail operating expenses from stacked vessels; inability to sell or otherwise dispose of non-core assets on acceptable terms; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; industry risks; further reductions in capital spending budgets by customers; decline in oil and natural gas prices; increases in operating costs; the inability to accurately predict vessel utilization levels and dayrates; less than anticipated subsea infrastructure demand activity in the U.S. Gulf of Mexico and other markets; the level of fleet additions by competitors that could result in over-capacity; economic and political risks; weather related risks; the inability to attract and retain qualified marine personnel; regulatory risks; the repeal or administrative weakening of the Jones Act; the imposition of laws or regulations that result in reduced exploration and production activities in the United States or that increase the Company’s operating costs or operating requirements; drydocking delays and cost overruns and related risks; vessel accidents or pollution incidents resulting in lost revenue or expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations. In addition, the Company’s future results may be impacted by continued volatility or further deterioration in the capital markets and the worldwide economic downturn; inflation, deflation, or other adverse economic conditions that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of shipyards and major suppliers to complete orders or the failure by banks to provide expected funding under the Company’s credit agreement. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filings, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This press release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Revenues	$88,307	$90,086	$121,031	$385,948	$432,084
Costs and expenses:
Operating expenses	39,998	39,741	40,168	161,188	164,532
Depreciation and amortization	17,395	16,514	13,963	93,369	52,002
General and administrative expenses	7,541	6,864	10,437	30,844	37,155

	64,934	63,119	64,568	285,401	253,689

Gain on sale of assets.	801	105	—	1,147	8,402

Operating income	24,174	27,072	56,463	101,694	186,797
Other income (expense):
Interest income	117	179	155	482	1,525
Interest expense	(8,440)	(5,586)	(2,865)	(21,024)	(8,331)
Other income, net [1]	(334)	(14)	49	(597)	190

	(8,657)	(5,421)	(2,661)	(21,139)	(6,616)

Income before income taxes	15,517	21,651	53,802	80,555	180,181
Income tax expense	6,190	7,877	19,157	30,155	64,379

Net income	$9,327	$13,774	$34,645	$50,400	$115,802

Basic earnings per share of common stock	$0.36	$0.53	$1.34	$1.94	$4.48

Diluted earnings per share of common stock	$0.34	$0.51	$1.29	$1.87	$4.29

Weighted average basic shares outstanding	26,120	26,100	25,882	26,040	25,840

Weighted average diluted shares outstanding [2]	27,056	27,036	26,803	26,975	27,020

Other Operating Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Offshore Supply Vessels:
Average number of new generation OSVs [3]	46.2	44.0	38.3	43.2	36.4
Average new generation fleet capacity (deadweight) [3]	114,763	108,640	90,096	105,858	84,892
Average new generation vessel capacity (deadweight)	2,483	2,469	2,352	2,448	2,329
Average new generation utilization rate [4]	73.1%	71.9%	96.4%	79.9%	95.4%
Effective new generation utilization rate [5]	89.2%	83.2%	96.4%	88.0%	95.4%
Average new generation dayrate [6]	$19,880	$20,915	$24,385	$21,348	$22,939
Effective dayrate [7]	$14,532	$15,038	$23,507	$17,057	$21,884
Tugs and Tank Barges:
Average number of double-hulled tank barges [8]	9.0	9.0	9.0	9.0	8.8
Average double-hulled fleet capacity (barrels) [8]	884,621	884,621	884,621	884,621	872,347
Average double-hulled barge size (barrels)	98,291	98,291	98,291	98,291	98,824
Average double-hulled utilization rate [4]	71.5%	67.6%	75.6%	71.5%	85.0%
Average double-hulled dayrate [9]	$16,210	$28,503	$20,157	$21,138	$21,806
Effective dayrate [7]	$11,590	$19,268	$15,239	$15,114	$18,535

Balance Sheet Data (unaudited):

	As of December 31, 2009	As of December 31, 2008
Cash and cash equivalents	$51,019	$20,216
Working capital	85,736	66,069
Property, plant and equipment, net	1,602,663	1,405,340
Total assets	1,786,348	1,595,743
Total long-term debt	746,674	618,519
Stockholders’ equity	797,063	736,900

Cash Flow Data (unaudited):

	Twelve Months Ended
	December 31, 2009	December 31, 2008
Cash provided by operating activities	$183,244	$206,832
Cash used in investing activities	(263,050)	(487,293)
Cash provided by financing activities	110,590	127,109

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Twelve Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Upstream:
Revenues	$78,672	$73,710	$99,918	$326,657	$334,360
Operating income	$27,526	$23,840	$53,159	$128,899	$172,293
Operating margin	35.0%	32.3%	53.2%	39.5%	51.5%
Components of EBITDA [10]
Net income	$11,814	$12,225	$32,989	$69,581	$107,871
Interest expense, net	7,536	4,611	1,931	17,619	4,637
Income tax expense	7,841	6,991	18,287	41,100	59,971
Depreciation	9,935	8,955	6,368	34,922	21,895
Amortization	4,230	4,183	3,045	15,818	11,063

EBITDA [10]	$41,356	$36,965	$62,620	$179,040	$205,437

Adjustments to EBITDA
Stock-based compensation expense	$1,681	$1,519	$1,746	$6,885	$7,366
Interest income	113	169	128	445	1,054

Adjusted EBITDA [10]	$43,150	$38,653	$64,494	$186,370	$213,857

EBITDA 10 Reconciliation to GAAP:
EBITDA [10]	$41,356	$36,965	$62,620	$179,040	$205,437
Cash paid for deferred drydocking charges	(3,513)	(2,302)	(2,759)	(17,297)	(13,031)
Cash paid for interest	(9,594)	(379)	(9,142)	(20,158)	(18,186)
Cash paid for taxes	—	(1,738)	(2,023)	(10,714)	(4,362)
Changes in working capital	9,878	8,093	60	33,177	8,113
Stock-based compensation expense	1,681	1,519	1,746	6,885	7,366
Changes in other, net	(289)	(185)	1,394	(945)	(6,999)

Net cash provided by operating activities	$39,519	$41,973	$51,896	$169,988	$178,338

Downstream:
Revenues	$9,635	$16,376	$21,111	$59,291	$97,724
Operating income (loss)	$(3,352)	$3,232	$3,302	$(27,205)	$14,504
Operating margin	(34.8)%	19.7%	15.6%	(45.9)%	14.8%
Components of EBITDA [10]
Net income	$(2,488)	$1,549	$1,653	$(19,181)	$7,931
Interest expense, net	787	796	779	2,923	2,169
Income tax expense	(1,651)	886	871	(10,945)	4,408
Depreciation	2,116	2,136	2,915	34,539	11,603
Amortization	1,114	1,240	1,635	8,090	7,441

EBITDA [10]	$(122)	$6,607	$7,853	$15,426	$33,552

Adjustments to EBITDA
Stock-based compensation expense	$439	$389	$637	$1,819	$3,449
Interest income	4	10	27	37	471

Adjusted EBITDA [10]	$321	$7,006	$8,517	$17,282	$37,472

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$(122)	$6,607	$7,853	$15,426	$33,552
Cash paid for deferred drydocking charges	(682)	(104)	(2,193)	(1,937)	(6,742)
Cash paid for interest	(1,693)	(84)	(3,415)	(4,043)	(6,795)
Cash paid for taxes	—	(41)	—	(4,806)	(1,757)
Changes in working capital	4,060	(837)	1,900	7,940	7,293
Stock-based compensation expense	439	389	637	1,819	3,449
Changes in other, net	(891)	(37)	(477)	(1,143)	(506)

Net cash provided by operating activities	$1,111	$5,893	$4,305	$13,256	$28,494

Consolidated:
Revenues	$88,307	$90,086	$121,029	$385,948	$432,084
Operating income	$24,174	$27,072	$56,461	$101,694	$186,797
Operating margin	27.4%	30.1%	46.7%	26.3%	43.2%
Components of EBITDA [10]
Net income	$9,326	$13,774	$34,642	$50,400	$115,802
Interest expense, net	8,323	5,407	2,710	20,542	6,806
Income tax expense	6,190	7,877	19,158	30,155	64,379
Depreciation	12,051	11,091	9,283	69,461	33,498
Amortization	5,344	5,423	4,680	23,908	18,504

EBITDA [10]	$41,234	$43,572	$70,473	$194,466	$238,989

Adjustments to EBITDA
Stock-based compensation expense	$2,120	$1,908	$2,383	$8,704	$10,815
Interest income	117	179	155	482	1,525

Adjusted EBITDA [10]	$43,471	$45,659	$73,011	$203,652	$251,329

EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$41,234	$43,572	$70,473	$194,466	$238,989
Cash paid for deferred drydocking charges	(4,195)	(2,406)	(4,952)	(19,234)	(19,773)
Cash paid for interest	(11,287)	(463)	(12,557)	(24,201)	(24,981)
Cash paid for taxes	—	(1,779)	(2,023)	(15,520)	(6,119)
Changes in working capital	13,938	7,256	1,960	41,117	15,406
Stock-based compensation expense	2,120	1,908	2,383	8,704	10,815
Changes in other, net	(1,180)	(222)	917	(2,088)	(7,505)

Net cash provided by operating activities	$40,630	$47,866	$56,201	$183,244	$206,832

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share and Historical Data)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2010 Guidance
		Full-Year 2010 Estimate		Pro Forma Run-Rate Estimate [11]
		Low	High	Low	High
				(2010 Dayrates)	(2008 Dayrates)
Vessel Count:
Average number of active new generation OSVs		41.9	41.9	51.0	51.0
Average number of active MPSVs		3.5	3.5	4.0	4.0
Average number of double-hulled tank barges		9.0	9.0	9.0	9.0
Components of Projected EBITDA [10]
Adjusted EBITDA [10]		$170.0	$210.0	$210.4	$426.3
Interest income		0.5	0.5	0.5	0.5
Stock-based compensation expense		9.5	9.5	9.5	9.5

EBITDA [10]		$160.0	$200.0	$200.4	$416.3
Depreciation		59.7	59.7	61.0	61.0
Amortization		19.8	19.8	30.6	30.6
Interest expense, net:
Interest expense		48.2	48.2	48.2	48.2
Incremental non-cash OID interest expense [12]		10.8	10.8	10.8	10.8
Capitalized interest		(3.3)	(3.3)	—	—
Interest income		(0.5)	(0.5)	(0.5)	(0.5)

Total interest expense, net		55.2	55.2	58.5	58.5
Income tax expense		9.3	24.1	18.6	98.2
Income tax rate		36.9%	36.9%	36.9%	36.9%
Net income		$16.0	$41.2	$31.7	$168.0

Weighted average diluted shares outstanding [13]		27.5	27.5	27.5	27.5
Diluted earnings per share, as reported		$0.58	$1.50	$1.15	$6.11
Incremental non-cash OID interest expense per share [12]		0.23	0.23	0.25	0.25

Diluted earnings per share, as adjusted [14]		$0.81	$1.73	$1.40	$6.36

Projected EBITDA[10] Reconciliation to GAAP:
EBITDA [10]		$160.0	$200.0	$200.4	$416.3
Cash paid for deferred drydocking charges		(18.8)	(18.8)	(22.2)	(22.2)
Cash paid for interest		(43.7)	(43.7)	(43.7)	(43.7)
Cash paid for taxes		(2.7)	(2.7)	(2.7)	(2.7)
Changes in working capital [15]		13.8	3.4	15.2	3.1
Stock-based compensation expense		9.5	9.5	9.5	9.5
Changes in other, net [15]		(1.0)	(1.0)	(1.0)	(1.0)

Cash flows provided by operating activities		$117.1	$146.7	$155.5	$359.3

Capital Expenditures Data (unaudited) [16]:

Historical Data (in thousands):

	Three Months Ended			Twelve Months Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$4,195	$2,406	$4,952	$19,234	$19,773
Other vessel capital improvements	1,146	1,802	1,813	5,494	4,663

	5,341	4,208	6,765	24,728	24,436

Other Capital Expenditures:
Commercial-related vessel improvements	7,184	96	1,052	7,280	17,529
Non-vessel related capital expenditures	14	479	272	3,523	23,691

	7,198	575	1,324	10,803	41,220

	$12,539	$4,783	$8,089	$35,531	$65,656

Growth Capital Expenditures:
MPSV program	$13,773	$33,149	$11,777	$98,995	$239,655
TTB newbuild program #2	—	—	—	—	8,778
OSV newbuild program #4	23,582	24,706	51,013	134,513	182,456

	$37,355	$57,855	$62,790	$233,508	$430,889

Forecasted Data:
	1Q2010E	2Q2010E	3Q2010E	4Q2010E	2010E
Maintenance and Other Capital Expenditures:
Maintenance Capital Expenditures:
Deferred drydocking charges	$4.3	$4.0	$6.4	$4.1	$18.8
Other vessel capital improvements	2.5	0.5	0.6	1.0	4.6

	6.8	4.5	7.0	5.1	23.4

Other Capital Expenditures:
Commercial-related vessel improvements	5.5	6.9	1.4	0.4	14.2
Non-vessel related capital expenditures	1.9	0.9	0.9	0.5	4.2

	7.4	7.8	2.3	0.9	18.4

	$14.2	$12.3	$9.3	$6.0	$41.8

Growth Capital Expenditures:
MPSV program	$3.0	$2.4	$—	$—	$5.4
OSV newbuild program #4	20.1	10.6	4.1	4.3	39.1

	$23.1	$13.0	$4.1	$4.3	$44.5

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]

Stock options representing rights to acquire 191, 199 and 430 shares of common stock for the three months ended December 31, 2009, September 30, 2009 and December 31, 2008, respectively, were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes, and related unamortized compensation. For the twelve months ended December 31, 2009 and 2008, stock options representing the rights to acquire 414 and 3 shares of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. As of December 31, 2009, September 30, 2009 and December 31, 2008, the 1.625% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]

The Company owned 47 new generation OSVs as of December 31, 2009. Through December 31, 2009, twelve newbuild OSVs were placed in service under the Company’s fourth OSV newbuild program on various dates since May 2008. Excluded from this data are 10 conventional OSVs that were acquired in August 2007, including seven of such vessels sold on various dates since May 2008. The Company considers the three remaining conventional OSVs to be non-core assets, all of which are currently stacked. In addition, the Company elected to stack ten new generation OSVs between May 2009 and December 2009, although in December the Company returned two of its stacked vessels to service.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[6]

Average new generation OSV dayrate represents average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[7]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[8]

The Company owned and operated nine double-hulled tank barges as of December 31, 2009. The average for the year ended December 31, 2008 includes the Energy 6508, a double-hulled tank barge delivered under the Company’s second TTB newbuild program in March 2008.

[9]

Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[10]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.

In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, FAS 123R stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•

EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]

These two pro forma run-rate illustrations are intended to demonstrate the hypothetical earnings power of the Company’s full-fleet complement under different market conditions and do not reflect actual or projected results for any period. The “Pro Forma Run-Rate — Low” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since December 31, 2008, as well as those vessels currently under construction or conversion under the Company’s fourth OSV newbuild program and MPSV program, assuming all such vessels (including the reactivation of any vessels that are currently stacked) were placed in service as of January 1, 2010 and were working at their fiscal 2010 contracted dayrates or projected fiscal 2010 spot market dayrates (that correlate to the mid-point of the 2010 EBITDA guidance range), as applicable, commensurate with their relative size and service capabilities. The “Pro Forma Run-Rate — High” scenario illustrates the estimated operating results from the Company’s current and projected fleet complement, including any recently acquired or constructed vessels that have been placed in service since December 31, 2008, as well as those vessels currently under construction or conversion under the Company’s fourth OSV newbuild program and MPSV program, assuming all such vessels (including the reactivation of any vessels that are currently stacked) were placed in service as of January 1, 2008 and were working at their fiscal 2008 contracted dayrates or fiscal 2008 spot market dayrates, as applicable, commensurate with their relative size and service capabilities. All other key assumptions related to the Company’s current and projected operating fleet, including utilization, cash operating expenses, delivery dates, drydocking schedule, G&A and income tax expense, are consistent with the mid-point of the Company’s latest 2010 guidance above. After all vessels now under construction or conversion are delivered and assuming the revolving credit facility remains undrawn, interest expense is expected to increase to an annual post-construction period run-rate of $59.0 on a projected debt balance of $800.0, offset by $0.5 of interest income to be generated on an assumed cash balance of approximately $66.7. The interest expense of $59.0 includes $10.8 of incremental non-cash OID interest expense that resulted from the Company’s adoption of new accounting rules as discussed in Note 12 below.

[12]

Represents incremental non-cash OID interest expense resulting from the adoption of new accounting standards pertaining to the Company’s convertible senior notes effective January 1, 2009. See “Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release.

[13]

Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.625% convertible senior notes. The Company’s convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price of $62.59 for such notes.

[14]

Diluted earnings per share, as adjusted, excludes the incremental impact of the recent adoption of new accounting standards pertaining to the Company’s convertible senior notes. See “New Accounting Rule for Convertible Senior Notes” in the Future Outlook section of this press release for more information.

[15]

Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[16]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.